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                                                                 Exhibit - 12.2

           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
       OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                          Mellon Financial Corporation
                              and its subsidiaries

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                                                                             Year ended Dec. 31,
(dollar amounts in millions)                                       1999         1998         1997         1996         1995
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
1.   Income before impact of accounting change                   $  948 (a)   $  870       $  771       $  733       $  691

2.   Provision for income taxes                                     544          470          398          418          401
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3.   Income before provision for income taxes and
      impact of accounting change (line 1 + line 2)              $1,492       $1,340       $1,169       $1,151       $1,092
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4.   Fixed charges:
     a.  Interest expense (excluding interest on deposits)       $  458       $  441       $  371       $  358       $  401

     b.  One-third of rental expense net of income
         from subleases, trust-preferred securities
          expense and amortization of debt issuance costs           132          134          127           45           44
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     c.  Total fixed charges (excluding interest on
          deposits) (line 4a + line 4b)                             590          575          498          403          445

     d.  Interest on deposits                                       871          960          878          903          889
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     e.  Total fixed charges (line 4c + line 4d)                 $1,461       $1,535       $1,376       $1,306       $1,334
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5.   Preferred stock dividend requirements (b)                   $   --       $   13       $   32       $   69       $   62
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6.   Income before provision for income taxes and
      impact of accounting change, plus total fixed charges:
     a.  Excluding interest on deposits (line 3 + line 4c)       $2,082       $1,915       $1,667       $1,554       $1,537
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     b.  Including interest on deposits (line 3 + line 4e)       $2,953       $2,875       $2,545       $2,457       $2,426
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7.   Ratio of earnings (as defined) to fixed charges:
     a.  Excluding interest on deposits
          (line 6a divided by line 4c)                             3.53 (a)     3.33         3.35         3.86         3.45
     b.  Including interest on deposits
          (line 6b divided by line 4e)                             2.02 (a)     1.87         1.85         1.88         1.82

8.   Ratio of earnings (as defined) to
      combined fixed charges and
      preferred stock dividends:
     a.  Excluding interest on deposits
          [line 6a divided by (line 4c + line 5)]                  3.53 (a)     3.25         3.15         3.30         3.03
     b.  Including interest on deposits
          [line 6b divided by (line 4e + line 5)]                  2.02 (a)     1.86         1.81         1.79         1.74
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
(a) The ratio of earnings (as defined) to fixed charges and the ratio of earnings (as defined) to combined fixed charges and preferred stock dividends for 1999 exclude from earnings (as defined) a $127 million pre-tax net gain from divestitures and $56 million pre-tax of nonrecurring expenses. Had these computations included the net gain from divestitures and nonrecurring expenses, the ratio of earnings (as defined) to fixed charges and the ratio of earnings (as defined) to combined fixed charges and preferred stock dividends would have been 3.65 excluding interest on deposits and 2.07 including interest on deposits.

(b) Preferred stock dividend requirements for all years presented represent the pretax amounts required to cover preferred stock dividends.